Exhibit 4.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective the 24th day of March, 2011 is made by and between AssuranceAmerica Corporation, a Nevada corporation (together with its affiliated companies, the “Company”), and Mark H. Hain (“Associate”) (collectively, the “Parties”) and replaces that certain Employment Agreement dated November 20, 2007.

WHEREAS, the Company desires to employ Associate and Associate desires to accept such employment with the Company or any affiliate of the Company as set forth below; and

WHEREAS, Associate will be employed in a position of trust and confidence; and

WHEREAS, Associate acknowledges that he will be in possession of Confidential Information (as that term is defined below) that is important to the business of the Company and subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement; and

WHEREAS, Associate acknowledges that the Company’s relationships and goodwill with its current and prospective customers and its employees are critical to the Company’s long-term success; and

WHEREAS, by virtue of his position with the Company, Associate will establish customer contacts and gain knowledge of customer information; and

WHEREAS, Associate acknowledges that the Company has made a substantial investment in time and resources in developing its business, services, products, and customer relationships and that it is a legitimate business interest of the Company to protect such investment and to retain the good will of its customers; and

WHEREAS, Associate acknowledges that, in the event that his employment with the Company terminates, Associate possesses marketable skills and abilities that will enable Associate to find suitable employment without violating the covenants set forth in this Agreement; and

WHEREAS, the Company and Associate desire to set forth in writing all of the covenants, terms, and conditions of their agreement and understanding as to such employment; and

WHEREAS, the Parties acknowledge that Associate’s employment with (and compensation and benefits from) the Company and access to the Company’s confidential information and trade secrets are conditioned upon and in consideration for the Company’s receipt of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises in this Agreement, and of other good and valuable consideration, including such employment,

compensation, benefits, and all other consideration to be provided to Associate, which considerations are acknowledged by Associate to be sufficient to support this Agreement and the covenants in this Agreement, the Parties agree as follows:

1. Employment and Duties. The Company employs Associate (and Associate accepts such employment) as Executive Vice President, Secretary, and General Counsel. Associate agrees to serve in such capacity and to perform such duties, responsibilities, and services that relate or are incidental to such capacity and that are customary and consistent with Associate’s employment as Executive Vice President, Secretary, and General Counsel as may be reasonably requested and/or assigned to Associate from time to time by the Company’s board of directors or officers. Associate also agrees to conduct all business in a lawful manner and in accordance with all duly authorized policies of the Company.

2. Term. Unless terminated sooner, this Agreement shall terminate on December 31, 2011 (the “Initial Term”). This Agreement will be automatically extended by additional one-year terms beginning on January 1 of each year (“Renewal Terms”) following the Initial Term unless either party terminates the Agreement in a manner described in Section 4 (“Termination”). All post-termination obligations under Sections 5 and 6 shall survive termination of the Agreement.

3. Compensation and Associate Benefits.

(a) Base Salary. Associate shall receive an annualized salary (the “Base Salary”) as agreed to between the Associate and the Company as reflected in the records of the Company during the Term, which shall be paid in accordance with the Company’s regular payroll practices and subject to any and all withholdings pursuant to applicable law.

(b) Incentive Compensation. The Associate shall participate in a bonus plan at the discretion of the board of directors, the CEO or the Chairman.

(c) Stock Incentives. The Associate shall participate in such stock incentive plans as the board of directors, the CEO, or the Chairman shall determine from time to time.

(d) Associate/Fringe Benefits. The Associate shall be eligible to participate in those standard Associate benefit programs and fringe Associate benefits (including but not limited to any and all medical/dental/other insurance plans or programs, paid vacation, etc.) generally made available to officers of the Company, or if Associate shall so elect in writing, to other Associates of the Company, subject to any and all terms, conditions, and eligibility requirements for such programs and benefits, as may from time to time be prescribed by the Company or a benefit plan provider.

(e) Other Business Expenses. During the term of this Agreement, the Company shall also reimburse Associate for his actual out-of-pocket, business expenses that are incurred by Associate and are reasonable and necessary in relation to and in furtherance of Associate’s performance of his duties to the Company. Such reimbursement shall be subject to compliance with the Company’s reimbursement policies and the provision of substantiating documents of such expenses as may be reasonably requested by the Company.

(f) Cessation of Compensation/Benefits. Except for any Associate benefits that continue or may continue pursuant to applicable federal and state law, all compensation due to Associate and all other Associate/fringe benefits that the Company may provide to Associate from time to time shall immediately cease to accrue upon expiration of this Agreement or any termination of Associate’s employment, except as otherwise provided in Section 4(c).

(g) Advances. Associate acknowledges and agrees to repay to the Company any advance(s) made to the Associate promptly on demand by the Company for such repayment. Associate understands that the duty to repay any such advance(s) shall apply regardless of when the advance(s) was made, for whatever purpose it was made, and whether or not it was expressly made repayable at the time.

4. Termination. This Agreement may be terminated prior to the expiration of the term as follows:

(a) Death. The Associate’s employment shall terminate automatically upon Associate’s death. In such event, Associate’s estate shall be entitled to receive any earned and unpaid Base Salary, prorated through the date of death, as well as any other amounts (including incentive compensation, the calculation of which shall be determined by the Board of Directors of the Company) due in accordance with this Agreement.

(b) For Cause. The Company may terminate the Associate’s employment for Cause at any time upon notice to the Associate setting forth in reasonable detail the nature of such Cause. In the event that the Company terminates Associate’s employment for Cause, the Company shall not be obligated to pay any salary or other compensation to the Associate after the effective date of termination, other than accrued and unpaid Base Salary earned through the date of termination. As used in this Agreement, “Cause” shall mean: (i) the Associate’s repeated failure to perform, or gross negligence in the performance of, the material duties and responsibilities of his employment and the continuance of such failure or gross negligence for a period of thirty (30) days after written notice to the Associate, which notice details, with reasonable specificity, such failure or gross negligence; (ii) material breach by the Associate of any provision of this Agreement (and, in only those cases where such material breach is curable, the failure to cure such material breach within thirty (30) days after written notice to the Associate, which notice details, with reasonable specificity, such material breach provided this notice is not required for a breach of Section 5 or 6); (iii) other conduct by the Associate that involves a material violation of law or breach of fiduciary obligation on the part of the Associate that is materially harmful to the business, interests, reputation or prospects of the Company (in which case no opportunity to cure shall be provided); and (iv) any other conduct by the Associate that is materially harmful to the business, interests, reputation or prospects of the Company (in which case no opportunity to cure shall be provided).

(c) Without Cause. The Company may terminate the Associate’s employment without Cause at any time upon written notice to the Associate. In the event that the Company terminates the Associate’s employment without cause at any time, the Company shall be obligated to pay Associate’s pro-rated Base Salary only through the actual effective date of termination. In addition, if Associate executes a separation agreement including a general release, reaffirmation of certain covenants in this Agreement, and other non-material promises, in a form acceptable to the Company, the Company shall continue to pay the Associate’s Base Salary, less withholding for taxes and deductions for other appropriate items, for a period of eighteen (18) months from the date of termination in accordance with the Company’s normal payroll practices, or on such other schedule as may be required by Section 8 hereof. If the Associate executes the separation agreement referenced in this subsection 4(c), the Company shall also pay the Associate’s COBRA premiums for the period during which the Company is required by this subsection to continue to pay the Associate’s Base Salary.

(d) Resignation. If the Associate resigns for any or no reason, the Company shall not be obligated to pay any salary or other compensation to the Associate after the effective date of the resignation, other than accrued and unpaid Base Salary earned through the date of resignation.

5. Protective Covenants.

(a) Definitions.

(i)	“Competitive Business” means: (i) any enterprise engaged in the property and casualty insurance business as an insurer or agency whose primary business is non-standard automobile insurance; and (ii) any enterprise engaged in any other type of business in which the Company is also engaged, or plans to be engaged, so long as Associate is, or was during his employment, directly involved in such business or planned business on behalf of the Company. Each of the following companies shall be deemed a “Competitive Business” for purposes of this Agreement: AssuranceAmerica Insurance Company, AssuranceAmerica Managing General Agency, LLC, Trustway Insurance Agencies, LLC, Trustway T.E.A.M., Inc., and AssuranceAmerica Corporation. The aforementioned list is not intended to be exhaustive. Notwithstanding the foregoing, Associate understands that he may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business, so long as he is not employed by, does not consult with, or become a director of or otherwise engage in any activities for, such company.

(ii)	“Competitive Services and Products” means activities, products and services related to the property and casualty insurance business of the type conducted, authorized, offered, or provided by the Company as of Associate’s Termination Date or during the two (2) years immediately prior to Associate’s Termination Date.

(iii)

“Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) is disclosed to Associate or of which Associate becomes aware as a consequence of his employment with the Company; (ii) has value to the Company; and (iii) is not generally known by competitors of the Company

(“Confidential Information”). Confidential Information includes, but is not limited to, trade secrets (as defined by O.C.G.A. § 10-1-761), methods of operation, price lists, financial information and projections, route books, personnel data, financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers and the Company, and other proprietary documents, materials, or information indigenous to the Company, its businesses and activities, or the manner in which the Company does business. Confidential Information shall not include information if, and only to the extent that it: (a) is or becomes a part of the public domain through no act or omission of the Associate; (b) was in the Associate’s lawful possession prior to the disclosure and had not been obtained by the Associate either directly or indirectly from the Company; (c) is lawfully disclosed to the Associate by a third party without restriction on disclosure; (d) is independently developed by the Associate other than in his role as an Associate with the Company; or (e) is disclosed by the Associate pursuant to a requirement of a governmental agency, regulatory body or by operation of law, provided that the Associate shall disclose only that part of the Confidential Information which is required to be disclosed and shall notify the Company prior to such disclosure in a timely fashion in order to permit the Company to attempt to prevent or restrict such disclosure should it so elect. This definition shall not limit the definition of “confidential information” or any equivalent term under state or federal law.

(iv)	“Material Contact” means contact between Associate and a customer or potential customer of the Company (i) with whom or which Associate has or had dealings on behalf of the Company; (ii) whose dealings with the Company are or were coordinated or supervised by Associate; (iii) about whom Associate obtains Confidential Information in the ordinary course of business as a result of his employment with the Company; or (iv) who receives products or services of the Company, the sale or provision of which, directly or indirectly, results or resulted in compensation, commissions, or earnings for Associate within the two (2) years prior to the Associate’s Termination Date.

(v)	“Person” means as any individual or any corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise.

(vi)	“Principal or Representative” means a principal, owner, partner, shareholder, equity holder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative, or consultant.

(vii)	“Protected Customer” is any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Associate has had Material Contact for the purpose of providing or selling Competitive Services and Products.

(viii)	“Termination Date” means the termination of Associate’s employment with the Company, for any reason, whether with or without cause or upon expiration of this Agreement, upon the initiative of either party.

(b) Confidential Information. During Associate’s employment, the Parties acknowledge that Associate will have access to and otherwise make use of, acquire, create, or add to, Confidential Information.

Associate agrees that he shall not, directly or indirectly, reveal, divulge, use, or disclose to any Person not expressly authorized by the Company any Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Associate further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Associate’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Associate shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Associate shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Associate.

(c) Return of Company Property. Upon any voluntary or involuntary termination of Associate’s employment and at any time upon request of the Company, Associate agrees to immediately return to the Company all property of the Company (including but not limited to all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets (as defined by applicable law)) that Associate created, used, possessed or maintained while working for the Company from whatever source and whenever created, including all reproductions or excerpts thereof. This provision does not apply to purely personal documents of Associate, but it does apply to business calendars, business Rolodexes, customer lists, contact sheets, computer programs, disks and their contents and like information that may contain some personal matters of Associate.

(d) Non-Diversion of Business Opportunity. Consistent with Associate’s duties and fiduciary obligations to the Company, Associate agrees to disclose to the Company any business opportunity that comes to Associate’s attention during Associate’s employment with the Company and that relates to the business of the Company. Associate further agrees not to take advantage of or otherwise divert any such opportunity for Associate’s own benefit or that of any other person or entity during Associate’s employment with the Company without prior written consent of the Company.

(e) Non-Solicitation of Customers. During Associate’s employment and for eighteen (18) months following the Termination Date or two (2) years following the Termination Date if the Addendum to this Agreement applies, Associate agrees not to, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, contact, solicit, divert, appropriate, take away, or call upon, or attempt to contact, solicit, divert, appropriate, take away, or call upon a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services and Products.

(f) Non-Piracy of Associates. During Associate’s employment and for eighteen (18) months following the Termination Date or two (2) years following the Termination Date if the Addendum to this Agreement applies, Associate covenants and agrees that Associate shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person: (a) solicit, recruit or induce (or attempt to solicit, recruit or induce) any employee of the Company to terminate his or her employment relationship with the Company or to enter into employment with the Associate or any other Person; or (b) otherwise encourage, solicit, or support any such employee(s) to leave their employment with the Company, until such employee’s employment with the Company has been voluntarily or involuntarily terminated or separated for at least six (6) months.

(g) Non-Competition. During Associate’s employment and for eighteen (18) months following the Termination Date or two (2) years following the Termination Date if the Addendum to this Agreement applies, Associate will not, on behalf of any Competitive Business located within any geographic area in which the Company does business at any time during Associate’s employment with the Company, without the Company’s express written permission, directly or indirectly (including through the Internet), as principal, agent, employee, consultant, director or otherwise, engage in activities of the type which Associate conducted, authorized, offered, managed, participated in, or provided on behalf of the Company within two (2) years prior to his Termination Date.

(h) Acknowledgements. It is understood and agreed by Associate that the terms and provisions of this Section (the “Restrictive Covenants”) are not intended to restrict Associate in the exercise of Associate’s skills or the use of knowledge or information that does not rise to the level of Confidential Information set forth above. It is acknowledged and agreed that the purpose of the Restrictive Covenants is (and that such Restrictive Covenants are necessary) to prevent Associate from unfairly taking advantage of the contacts Associate has established while with the Company and the Confidential Information, and to protect the Company’s investment in and good will of its business (which the Parties acknowledge are legitimate business interests of the Company). Associate acknowledges the reasonableness of these Restrictive Covenants and their respective limitations, given Associate’s position with the Company, and the Company’s business, and Associate agrees to strictly abide by the terms hereof.

6. Work Product; Inventions.

(a) Ownership by Company. The Company shall own all right, title and interest in and to all work product developed by the Associate in the Associate’s provision of services to the Company, including without limitation, all preliminary designs and drafts, all other works of authorship, all derivative works and patentable and unpatentable inventions and improvements, all copies of such works in whatever medium such copies are fixed or embodied, and all worldwide copyrights, trademarks, patents or other intellectual property rights in and to such works (collectively the “Work Product”). All copyrightable materials of the Work Product shall be deemed a “work made for hire” for the purposes of U.S. Copyright Act, 17 U.S.C. § 101 et seq., as amended (the “Copyright Act”).

(b) Assignment and Transfer. In the event any right, title or interest in and to any of the Work Product (including without limitation all worldwide copyrights, trademarks, patents or other intellectual property rights therein) does and shall not vest automatically in and with the Company, Associate agrees to and hereby does irrevocably assign, convey, and otherwise transfer to the Company, and the Company’s respective successors and assigns, all such right, title and interest in and to the Work Product with no requirement of further consideration from or action by Associate or the Company.

(c) Registration Rights. The Company shall have the exclusive worldwide right to register, in all cases as “claimant” and when applicable as “author”, all copyrights in and to any copyrightable element of the Work Product, and file any and all applicable renewals and extensions of such copyright registrations. The Company shall also have the exclusive worldwide right to file applications for and obtain (i) patents on and for any of the Work Product in Associate’s name and (ii) assignments for the transfer of the ownership of any such patents to the Company.

(d) Additional Documents. Associate agrees to execute and deliver all documents requested by the Company regarding or related to the ownership and/or other intellectual property rights and registrations specified herein. Associate further irrevocably designates and appoints the Company as Associate’s agent and attorney-in-fact to act for and in Associate’s behalf and stead to execute, register and file any such assignments, applications, registrations, renewals and extensions and to do all other lawfully permitted acts to further the registration, prosecution and issuance of patents, copyright or similar protections with the same legal force and effect as if executed by Associate.

7. Injunctive Relief and Specific Performance. Associate acknowledges that it would be difficult to calculate the Company’s damages from Associate’s breach of Sections 5 and/or 6 and that money damages would therefore be an inadequate remedy. Accordingly, upon such breach, Associate acknowledges that the Company may seek and shall be entitled to temporary, preliminary, and/or permanent injunctive relief against Associate, and/or other appropriate orders to restrain such breach. Nothing in this provision shall limit the Company from seeking any other damages or relief provided by applicable law for breach of this Agreement or any section or provision hereof. The Parties agree that the Company may obtain specific performance.

8. Code Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would otherwise be payable or distributable hereunder by reason of Associate’s termination of employment, such amount or benefit will not be payable or distributable to Associate by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

(b) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Associate’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, Associate’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Associate’s death or the first day of the seventh month following Associate’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Associate’s separation from service will be accumulated and Associate’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Associate’s death or the first day of the seventh month following Associate’s separation from service, whereupon the accumulated amount will be paid or distributed to Associate and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(c) Whenever in this Agreement a payment or benefit is conditioned on Associate’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes non-exempt deferred compensation for purposes of Code Section 409A, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

9. Miscellaneous.

(a) Associate Claims. Associate acknowledges and agrees that the existence of any claim or cause of action against the Company shall not constitute a defense to the enforcement by the Company of Associate’s covenants, obligations, or undertakings in this Agreement.

(b) Mutual Non-disparagement. The Company’s executive officers and the Associate agree that neither will undertake any disparaging or harassing conduct directed at the other at any time during the term of the Agreement or following termination hereof.

(c) Associate’s Obligations Upon Termination/Separation. Upon the termination of Associate’s employment for whatever reason, Associate automatically tenders his resignation from any office Associate may hold with the Company, and Associate shall not at any time thereafter represent Associate still to be connected or to have any connection with the Company or its related entities.

(d) Assignment. The Company may assign this Agreement and the obligations of Associate hereunder without the consent of Associate. Due to the personal service nature of Associate’s obligations, Associate may not assign this Agreement, except the assignment of any right to receive compensation or other payment. Subject to the restrictions in this Section, this Agreement shall also be binding upon and benefit the Parties hereto and their respective heirs, successors, or assigns.

(e) Legality and Severability. The Parties agree that the provisions contained in this Agreement are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule, or regulation. In the event a court of competent jurisdiction finds any provision (or subpart thereof) to be illegal or unenforceable, the Parties agree that it shall be severed and the remaining clauses and Sections enforced in accordance with the tenor of this Agreement. Any illegal or unenforceable provision (or subpart thereof), or any modification by any court, shall not affect the remainder of this Agreement, which shall continue at all times to be valid and enforceable.

(f) Entire Agreement; Modification. This Agreement constitutes the entire understanding between the Parties regarding the subject matters addressed and supersedes any prior oral or written agreements, promises, representations, warranties, or inducements between or by the Parties. This Agreement can only be modified by a writing signed by both Parties.

(g) Governing Law; Forum Selection. This Agreement shall be governed by the laws of the State of Georgia without regard to the conflicts of laws provisions of Georgia. In the event of any litigation arising out of or relating to this Agreement, the Parties expressly agree to the exclusive jurisdiction and venue in the appropriate state or federal court for Fulton County, State of Georgia, and waive any defenses to this forum and venue selection.

(h) Review and Voluntariness of Agreement. Associate acknowledges Associate has had an opportunity to read, review, and consider the provisions of this Agreement, that Associate has had an opportunity to consult with legal counsel, and has read and does understand such provisions, and that Associate has voluntarily entered into this Agreement.

(i) Non-Waiver. The failure of the Company to insist upon or enforce strict performance of any provision of this Agreement or to exercise any rights or remedies will not be construed as a waiver by the Company to assert or rely upon any such provision, right, or remedy in that or any other instance.

(j) No Conflicting Obligations. Associate acknowledges and represents that Associate’s execution of this Agreement and performance of employment-related obligations and duties for the Company will not cause any breach, default, or violation of any other employment, non-disclosure, confidentiality, non-competition, or other agreement to which Associate may be a party or otherwise bound. Moreover, Associate agrees that Associate will not use in the performance of such employment-related obligations and duties for the Company or otherwise disclose to the Company any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.

(k) Adequate Consideration. Associate acknowledges that the consideration furnished by the Company in this Agreement, the sufficiency and adequacy of which is acknowledged, is in addition to anything of value to which Associate is already entitled.

(l) Notices. All notices and other communications to any Party under this Agreement shall be in writing (including facsimile transmissions or similar writing) and shall be given to such Party at its address or facsimile number set forth below or such other address or facsimile number as such Party may hereafter specify for the purpose of notice to the other Party:

(i)	If to Company (including the Compensation Committee of the Board of Directors):

AssuranceAmerica Corporation

5500 Interstate North Parkway Ste 600

Atlanta, Ga. 30328

770-952-0200

678-996-0113 (fax)

Attn: President

(ii)	If to Associate:

Mark H. Hain

5602 Asheforde Lane

Marietta, GA 30068

Each such notice or other communication shall be effective (i) if given by mail, 72 hours after such notice or communication is deposited in the mail with first class postage prepaid and addressed as set forth above or (ii) if given by other means, when delivered at the address specified above.

(m) Recitals. All of the recitals and representations in the preamble of this Agreement are incorporated into and made a material part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have hereunto affixed their hands and seals effective as of the date first above written.

Company:

AssuranceAmerica Corporation

By:	/s/ Guy Millner
Name:	Guy Millner
Title:	CEO, Chairman

Associate:

/s/ Mark H. Hain
Mark H. Hain

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM, made effective as of March 24, 2011, by and between AssuranceAmerica Corporation, a Nevada corporation (together with its affiliates, the “Company”), and Mark H. Hain (“Associate”), supplements and amends that certain Employment Agreement, dated as of the 24th day of March, 2011 by and between the Company and Associate (the “Employment Agreement”) and replaces the prior Addendum To Employment Agreement dated November 20, 2007.

The Compensation Committee of Directors of the Company (the “Compensation Committee”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Associate, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Compensation Committee believes it is imperative to diminish the inevitable distraction of Associate by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Associate’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide Associate with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of Associate will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Compensation Committee has approved the Company to enter into this Addendum.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Upon the Effective Date (as defined below), the following provisions shall automatically become effective and be deemed a part of the Employment Agreement.

1. Certain Definitions.

(a) The “Effective Date” shall mean the first date during the Change in Control Period (as defined in Section 1(b)) on which a Change in Control (as defined in Section 2) occurs. Anything in this Addendum to the contrary notwithstanding, if a Change in Control occurs and if Associate’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Associate that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Addendum, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b) The “Change in Control Period” shall mean the period commencing on the date hereof and ending on the day following the first anniversary of the date hereof; provided, however, that commencing on the first anniversary of the date hereof, and on each subsequent anniversary of the date hereof (each such anniversary shall be hereinafter referred to as the “Renewal Date”), the Change in Control Period shall be automatically extended so as to terminate one year from such Renewal Date.

(c) The “Announcement Date” shall mean the first date of a public announcement of the event or transaction constituting a Change in Control (as defined in Section 2).

2. Change in Control. For the purposes of this Addendum, a “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by a Person who on the Effective Date was the beneficial owner of 30% or more of the Outstanding Company Voting Securities, (B) any acquisition directly from the Company, (C) any acquisition by the Company, (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger, consolidation or statutory share exchange, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

3. Post-CIC Period. The Company hereby agrees to continue Associate in its employ, and Associate hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Addendum, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Post-CIC Period”).

4. Terms of Employment. During the Post-CIC Period, Associate’s employment shall be governed by the existing terms and conditions of the Employment Agreement, as modified hereby.

(a) Position and Duties. During the Post-CIC Period, Associate’s position and duties shall be as prescribed under the existing terms and conditions of the Employment Agreement.

(b) Compensation. Notwithstanding any provisions in Section 3 of the Employment Agreement to the contrary, the following provisions of Section 4(b) of this Addendum shall govern the compensation of Associate during the Post-CIC Period.

(i) Base Salary. During the Post-CIC Period, Associate shall receive an annual base salary (“Annual Base Salary”), as provided in Section 3(a) of the Employment Agreement, but in no event shall such Annual Base Salary be decreased during the Post-CIC Period from Associate’s annual base salary as in effect immediately prior to the Announcement Date. The term Annual Base Salary as used in this Addendum shall refer to Annual Base Salary as the same may have been increased from and after the Announcement Date.

(ii) Bonus. In addition to Annual Base Salary, Associate shall be awarded, for each fiscal year ending during the Post-CIC Period, a cash bonus opportunity (the “Target Bonus”) at least as favorable as that to which Associate could have been entitled under the bonus plan of the Company in effect for the last year prior to the Effective Date.

(iii) Incentive, Savings and Retirement Plans. During the Post-CIC Period, Associate shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies (“Peer Executives”).

(iv) Welfare Benefit Plans. During the Post-CIC Period, Associate and/or Associate’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs (including, without limitation, any medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) provided by the Company to the extent applicable generally to Peer Executives.

(v) Expenses. During the Post-CIC Period, Associate shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Associate in accordance with the policies, practices and procedures of the Company to the extent applicable generally to Peer Executives.

(vi) Fringe Benefits. During the Post-CIC Period, Associate shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company to the extent applicable generally to Peer Executives.

5. Termination of Employment. Notwithstanding any provisions in Section 4 of the Employment Agreement to the contrary, the following provisions of Section 5 of this Addendum shall govern the method of termination of Associate’s employment during the Post-CIC Period.

(a) Death or Disability. Associate’s employment shall terminate automatically upon Associate’s death during the Post-CIC Period. If the Company determines in good faith that the Disability of Associate has occurred during the Post-CIC Period (pursuant to the definition of Disability set forth below), it may give to Associate written notice of its intention to terminate Associate’s employment. In such event, Associate’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Associate (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Associate shall not have returned to full-time performance of Associate’s duties. For purposes of this Addendum, “Disability” shall mean the absence of Associate from Associate’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Associate or Associate’s legal representative.

(b) Cause. The Company may terminate Associate’s employment during the Post-CIC Period for Cause. For purposes of this Addendum, “Cause” shall mean:

(i) the willful and continued failure of Associate to perform substantially Associate’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Associate, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Associate by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that Associate has not substantially performed Associate’s duties and such performance has not been corrected within thirty days of such notice, or

(ii) the willful engaging by Associate in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of Associate, shall be considered “willful” unless it is done, or omitted to be done, by Associate in bad faith or without reasonable belief that Associate’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Associate in good faith and in the best interests of the Company. The cessation of employment of Associate shall not be deemed to be for Cause unless and until there shall have been delivered to Associate a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Associate and Associate is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the conduct of the Associate described in subparagraph (i) or (ii) above has occurred, and specifying the particulars thereof in detail.

(c) Good Reason. Associate’s employment may be terminated by Associate for Good Reason within a period of four (4) months after the occurrence of an event of Good Reason. For purposes of this Addendum, “Good Reason” shall mean:

(i) without the written consent of Associate, the Company’s failure to assign to Associate during the Post-CIC Period significant authority, duties and responsibilities reasonably comparable to those in effect prior to the Effective Date; provided, however, that a mere change in Associate’s title or reporting relationships, shall not constitute Good Reason; or

(ii) any failure by the Company to comply materially with the provisions of Section 4(b)(i), (ii), (iii), (iv). (v), or (vi) of this Addendum, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Associate; or

(iii) without the written consent of Associate, the Company’s requiring Associate to be based at any office or location more than 35 miles from the office or location at which Associate was based immediately prior to the Announcement Date; or

(iv) any failure by the Company to comply with and satisfy Section 10(c) of this Addendum; or

(v) any other material breach of this Addendum by the Company.

(d) Notice of Termination. Any termination by the Company for Cause, or by Associate for Good Reason, shall be communicated by Notice of Termination to the other party given in accordance with this Addendum. For purposes of this Addendum, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Addendum relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Associate’s employment under the provision so indicated. In the case of resignation by Associate for Good Reason, the Notice of Termination must be given within 120 days after the event constituting Good Reason. The Company shall have 30 days from the receipt of such notice within which to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Associate. If such event has not been cured within such 30-day period, the termination of employment by Associate for Good Reason shall be effective as of the expiration of such 30-day period. If the event of Good Reason is cured within such 30-day period, the Notice of Termination for Good Reason shall have no effect. Any dispute as to whether a claimed event of Good Reason has been cured within the 30-day period shall be determined by a vote of the Board.

(e) Date of Termination. “Date of Termination” means (i) if Associate’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination, (ii) if Associate’s employment is terminated by Associate for Good Reason, the date determined pursuant to Section 5(d) above, (iii) if Associate’s employment is terminated by reason of death or Disability, the date of death or the Disability Effective Date, as the case may be, and (iv) if Associate’s employment is terminated for any other reason, the date of receipt of the Notice of Termination, or any later date specified therein (which shall not be more than 60 days after the date of delivery of the Notice of Termination).

6. Obligations of the Company upon Termination. Notwithstanding any provisions in Section 4 of the Employment Agreement to the contrary, the following provisions of Section 6 of this Addendum shall govern the termination benefits to Associate’s upon termination of employment during the Post-CIC Period.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Post-CIC Period, the Company shall terminate Associate’s employment other than for Cause or Disability or Associate shall terminate employment for Good Reason, then in consideration for services rendered by Associate prior to the Date of Termination and for Associate’s continued compliance with the covenants contained in Section 5 of the Employment Agreement (the “Restrictive Covenants”):

(i) the Company shall pay to Associate the following amounts:

A. in a lump sum in cash within 30 days after the Date of Termination, or such later payment date as may be required by Section 12 hereof, the aggregate of the sum of (1) Associate’s Annual Base Salary through the Date of Termination to the extent not paid, (2) the product of (x) the Target Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be referred to as the “Accrued Obligations”); and

B. the amount equal to two (2.0) times the sum of Associate’s Annual Base Salary and Target Bonus (the “Severance Payment”), which amount shall be payable in equal monthly installments over the twenty four (24) months immediately following the Date of Termination or such other schedule as may be required by Section 12 hereof; provided, however, that if at any time after the Date of Termination, Associate shall be found to be in violation of the Restrictive Covenants, the Company may, in its sole discretion and in addition to any other remedies available to it at law or in equity, cease to pay any unpaid portion of the Severance Payment; and

(ii) the Company shall continue to provide at its cost, for twenty four (24) months after the Date of Termination (the “Welfare Benefits Continuation Period”), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, any group health benefits to which Associate and/or Associate’s eligible dependents would otherwise be entitled to continue under COBRA, or benefits substantially equivalent to those group health benefits which would have been provided to them in accordance with the Welfare Plans described in Section 4(b)(iv) of this Addendum if Associate’s employment had not been terminated, provided, however, that (i) if Associate becomes employed with another employer (including self-employment) and receives group health benefits under another employer provided plan, the Company’s obligation to provide group health benefits described shall be secondary to those provided under such other plan during such applicable period of eligibility, except as otherwise provided by law; (ii) that the Welfare Benefits Continuation Period shall run concurrently with any period for which Associate is eligible to elect health coverage under COBRA; (iii) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year; (iv) the reimbursement of an eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and (v) Associate’s rights pursuant to this Section 6(a)(ii) shall not be subject to liquidation or exchange for another benefit; and

(iii) all of Associate’s outstanding Company stock options, stock appreciation rights, and other awards in the nature of rights that may be exercised shall become fully vested and exercisable as of the Date of Termination, and all restrictions on Associate’s outstanding awards of restricted stock of the Company, if any, shall lapse as of the Date of Termination; and

(iv) to the extent not paid or provided, the Company shall timely pay or provide to Associate any other amounts or benefits required to be paid or provided or which Associate is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be referred to as the “Other Benefits”).

(b) Death or Disability. If Associate’s employment is terminated by reason of Associate’s death or Disability during the Post-CIC Period, this Addendum shall terminate without further obligations to Associate or Associate’s legal representatives under this Addendum, other than for payment of Accrued Obligations (as defined in Section 6(a)(i)(A) above) and the timely payment or provision of Other Benefits (as defined in Section 6(a)(iv) above). Accrued Obligations shall be paid to Associate or Associate’s legal representative, estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination, or such later date payment as may be required by Section 12 hereof. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(b) shall include, without limitation, and Associate or Associate’s legal representative, estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death or disability, if any, as are applicable to Associate on the Date of Termination.

(c) Cause or Voluntary Termination without Good Reason. If Associate’s employment shall be terminated for Cause during the Post-CIC Period, or if Associate voluntarily terminates employment during the Post-CIC Period without Good Reason, this Addendum shall terminate without further obligations to Associate, other than for payment of Accrued Obligations (as defined in Section 6(a)(i)(A) above, but excluding the pro-rata bonus described in clause 2 thereof) and the timely payment or provision of Other Benefits (as defined in Section 6(a)(iv) above). Accrued Obligations shall be paid to Associate in a lump sum in cash within 30 days after the Date of Termination, or such later date payment as may be required by Section 12 hereof.

7. Non-exclusivity of Rights. Nothing in this Addendum shall prevent or limit Associate’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Associate may qualify, nor shall anything herein limit or otherwise affect such rights as Associate may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Associate is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Addendum.

8. No Mitigation; Costs of Enforcement. In no event shall Associate be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Associate under any of the provisions of this Addendum and such amounts shall not be reduced whether or not Associate obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that Associate may reasonably incur as a result of any contest (but only to the extent that Associate is successful in at least a majority of the matters at issue in such contest) by the Company, Associate or others of the validity or enforceability of, or liability under, any provision of this Addendum (including as a result of any contest by Associate about the amount of any payment pursuant to this Addendum). If Associate is entitled to be paid or reimbursed for any expenses under this Section 8, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Associate’s rights pursuant to this Section 8 shall expire at the end of five (5) years after the Date of Termination and shall not be subject to liquidation or exchange for another benefit.

9. Limitation of Benefits.

(a) Notwithstanding anything in the Employment Agreement or this Addendum to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Associate (whether payable or distributable pursuant to the terms of the Employment Agreement, this Addendum or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control. For purposes of this Section 9, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 9, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code.

(b) All determinations required to be made under this Section 9, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s regular independent accounting firm at the expense of the Company or, at the election and expense of Associate, another nationally recognized independent accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Associate within 15 business days of the receipt of notice from Associate that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Associate. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 9 (“Underpayment”), consistent with the calculations required to be made hereunder. The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Associate together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15of the year after the year in which the Underpayment is determined to exist.

10. Successors.

(a) This Addendum is personal to Associate and without the prior written consent of the Company shall not be assignable by Associate otherwise than by will or the laws of descent and distribution. This Addendum shall inure to the benefit of and be enforceable by Associate’s legal representatives.

(b) This Addendum shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Addendum in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Addendum, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Addendum by operation of law, or otherwise.

11. Miscellaneous.

(a) This Addendum shall be governed by and construed in accordance with the laws of the Georgia, without reference to principles of conflict of laws. The captions of this Addendum are not part of the provisions hereof and shall have no force or effect. This Addendum may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Associate:

Mark H. Hain

5602 Asheforde Lane

Marietta,GA 30068

If to the Company:

AssuranceAmerica Corporation

5500 Interstate North Parkway

Suite 600

Atlanta, GA 30328

Attention: Chief Executive Officer

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Addendum shall not affect the validity or enforceability of any other provision of this Addendum.

(d) The Company may withhold from any amounts payable under this Addendum such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Associate’s or the Company’s failure to insist upon strict compliance with any provision of this Addendum or the failure to assert any right Associate or the Company may have hereunder, including, without limitation, the right of Associate to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Addendum, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Addendum.

(f) Associate and the Company acknowledge that at all times prior to the Effective Date, the employment of Associate by the Company shall be governed by the terms and conditions of the Employment Agreement and that Associate’s employment may be terminated by either Associate or the Company at any time prior to the Effective Date, in which case Associate shall have no further rights under this Addendum. However, absent termination of employment of Associate, this Addendum may not be terminated by the Company during the Change of Control Period and before the Effective Date. From and after the Effective Date this Addendum shall supersede any other agreement between the parties with respect to the subject matter hereof.

12. Code Section 409A.

(a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Associate as a result of the application of Section 409A of the Code.

(b) Notwithstanding anything in this Addendum to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would otherwise be payable or distributable hereunder by reason of Associate’s termination of employment, such amount or benefit will not be payable or distributable to Associate by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection (c) below.

(c) Notwithstanding anything in this Addendum to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Addendum by reason of Associate’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, Associate’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Associate’s death or the first day of the seventh month following Associate’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Associate’s separation from service will be accumulated and Associate’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Associate’s death or the first day of the seventh month following Associate’s separation from service, whereupon the accumulated amount will be paid or distributed to Associate and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Addendum, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Addendum.

IN WITNESS WHEREOF, Associate has hereunto set Associate’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ASSOCIATE:

/s/ Mark H. Hain

Mark H. Hain

ASSURANCEAMERICA CORPORATION

By:	/s/ Guy Millner